Exhibit 4.1
FIRST AMENDMENT TO
THIRD AMENDED AND RESTATED PNM RESOURCES, INC. DIRECT PLAN

This First Amendment to Third Amended and Restated PNM Resources, Inc. Direct Plan (the “Amendment”) becomes effective on August 4, 2015. The Third Amended and Restated PNM Resources, Inc. Direct Plan (the “Plan”) became effective on August 9, 2012.

The Amendment (1) amends the definition of “Optional Cash Investment” contained in the Plan by decreasing the minimum investment amount for an Optional Cash Investment from $250 to $50 (while retaining the $250 minimum investment amount for the Initial Cash Investment), (2) amends the Fee Schedule in Appendix A, and (3) clarifies that Participants will be credited with that number of shares computed up to 6 decimal places. The Amendment is a ministerial administrative amendment that does not require approval of the board of directors of PNM Resources, Inc. All terms used and not defined in this Amendment shall have the meanings ascribed to such terms in the Plan.

1.    The definition of “Optional Cash Investment” in Section 1 of the Plan is hereby amended and restated as follows to have the following meaning when used in the Plan:

“Optional Cash Investment” shall mean any additional cash payment made by a Participant for the purchase of shares of the Company’s Common Stock under the Plan. Optional Cash Investments may not (a) equal less than $50 each or (b) total more than $10,000 per transaction, nor exceed $100,000 per Participant in any calendar year.

2.    Section 6 of the Plan is hereby amended and restated as follows to reflect that the minimum investment amount for an Optional Cash Investment is $50:

6.    Initial and Optional Cash Investments

Shareholders or interested new investors may elect to make an Initial Cash Investment by enrolling on-line over the Internet through Investor ServiceDirect® at www.cpushareownerservices.com or by completing the Enrollment Form for that purpose and returning it to the Plan Administrator. Participants are eligible to make Optional Cash Investments at any time. Initial and/or Optional Cash Investments, or any portion thereof, may be accepted or rejected by the Plan Administrator or Company in their sole discretion. Any Initial or Optional Cash Investment, or portion thereof, that is rejected by the Plan Administrator or the Company will be returned to the Participant as promptly as practical after the Plan Administrator or the Company elects to reject such investments. Initial Cash Investments and Optional Cash Investments shall be used to purchase shares of the Company’s Common Stock as promptly as practical (normally, at least once every five business days) after the Plan Administrator receives the Participant’s Initial Cash Investment or Optional Cash Investment in the form of an electronic bank transfer, check or money order payable to PNM Resources Direct Plan. No Participant’s Initial Cash Investment may (a) equal less than $250 or (b) total more than $10,000. No Participant’s Optional Cash Investments may (a) equal less than $50 each or (b) total more than $10,000 per transaction, nor exceed $100,000 in any calendar year. Any Initial Cash Investments and Optional Cash Investments that are not invested within 35 days of receipt by the Plan Administrator or the Company shall be promptly returned, without interest, to the Participant at his or her address of record by First Class Mail.

3.    The Fee Schedule contained in Appendix A of the Plan is hereby amended and replaced by Appendix A attached to this Amendment.

4.    The last paragraph of Section 8 of the Plan is amended to reflect that shares will be computed up to 6 decimal places rather than up to 4 decimal places.

IN WITNESS WHEREOF, the Company has caused this First Amendment to Third Amended and Restated PNM Resources, Inc. Direct Plan to be effective as of the date first written above.

PNM RESOURCES, INC.

By    /s/Charles N. Eldred
Charles N. Eldred
Executive Vice President and Chief Financial Officer

APPENDIX A
FEE SCHEDULE

Enrollment fee for new investors	No charge
Initial purchase of shares	Per share* processing fee deducted from investment amount (currently $0.06 per share), applicable when shares are acquired by the Plan Administrator through its broker
Reinvestment of dividends	No charge. We will pay the applicable per share* processing fee when shares are acquired by the Plan Administrator through its broker
Optional cash investments	Per share* processing fee deducted from investment amount(currently $0.06 per share), applicable when shares are acquired by the Plan Administrator through its broker
Sale of shares (partial or full):
Batch Order	$15.00 per transaction plus $0.06 per share* sold
Market Order	$25.00 per transaction plus $0.12 per share* sold
Day Limit Order	$25.00 per transaction plus $0.12 per share* sold
GTC Limit Order	$25.00 per transaction plus $0.12 per share* sold

Alternative Currency Disbursement Fees
U.S.$ or Foreign Currency Wire	$50.00 per transaction
Foreign Check	$15.00 per transaction
EFT (Direct Deposit - U.S.$ only)	$10.00 per transaction

Convenience Fees
CSR Assisted Sale	$15.00 per transaction

Gift or transfer of shares	No charge
Safekeeping of stock certificates	No charge
Certificate issuance	$25 is requested by mail, internet or automated telephone, $40 if requested through a CSR.
Returned checks or rejected automatic debit	$35.00 per check or transaction
Duplicate statements:
Current year	No charge
Prior year(s)	$10.00 per statement
Duplicate Form 1099-DIV or 1099-B	No charge

*All per share fees include any brokerage commissions the Plan Administrator is required to pay.
PLAN FEES ARE AT THE DISCRETION OF PNM RESOURCES, INC. INVESTORS SHOULD NOT RELY SOLELY ON THE ABOVE SCHEDULE AS FEES ARE SUBJECT TO CHANGE. FOR MORE INFORMATION, PLEASE CONTACT THE PLAN ADMINISTRATOR AT 1-877-663-7775

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